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                                                                       Exhibit 5

                            [Ropes & Gray letterhead]

                                                   June 15, 2000



Genome Therapeutics Corp.
100 Beaver Street
Waltham, Massachusetts 02453

     Re:     REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of an additional 250,000 shares of common stock, $.01 par value (the "Shares"), of Genome Therapeutics Corp. (the "Company") to be issued under the Company's Employee Stock Purchase Plan, as amended (the "Stock Purchase Plan").

         We have acted as counsel for the Company in connection with the Stock Purchase Plan and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion, we have examined copies of the Registration Statement, the Stock Purchase Plan and such other documents as we have deemed appropriate.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and that the Shares, when issued and sold in accordance with the terms of the Stock Purchase Plan, will have been validly issued and will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as part of the Registration Statement.

                                     Very truly yours,

                                     /s/ Ropes & Gray

                                     Ropes & Gray